525 W. Monroe Street
Chicago, IL 60661-3693
312.902.5200 tel
312.902.1061 fax

November 28, 2007

Cleveland BioLabs, Inc.
73 High Street
Buffalo, New York 14203

Re: Cleveland BioLabs, Inc.
Registration on Form SB-2 (File No. 333-143755)

Ladies and Gentlemen:

We have acted as counsel to Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement (File No. 333-143755) on Form SB-2 (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) and the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 5,514,999 shares (the “Issuable Shares”) of the Company’s common stock, $0.005 par value per share (the “Common Stock”). The Issuable Shares consist of 3,717,515 shares of Common Stock (the “Preferred Shares”) underlying Series B Convertible Preferred Stock (the “Series B Preferred”), and 1,797,484 shares of Common Stock (the “Warrant Shares”) underlying Series B Warrants (the “Warrants”), subject in each case to adjustment in the event of stock splits, stock dividends or similar events.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) a specimen certificate representing the Common Stock; (ii) that certain Securities Purchase Agreement, dated as of March 16, 2007, entered by and among the Company and the Selling Stockholders (the “Purchase Agreement”); (iii) the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Cleveland BioLabs, Inc., filed with the Secretary of State of the State of Delaware on March 16, 2007 (the “Certificate of Designations”); (iv) certificates representing the shares of Series B Preferred; (v) the Warrants; (vi) certain resolutions of the Board of Directors of the Company relating to the transactions contemplated by the Purchase Agreement; (vii) the Certificate of Incorporation of the Company, as presently in effect; and (viii) the By-Laws of the Company, as presently in effect.

CHICAGO	CHARLOTTE	IRVING	LONDON	LOS ANGELES	NEW YORK	PALO ALTO	WASHINGTON, DC	WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN CORNISH LLP

A limited liability partnership including professional corporations

November 28, 2007

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

In connection with the opinions set forth below, we have assumed that the Company received the amount of the consideration contemplated by the Purchase Agreement relating to the initial purchase from the Company of the Series B Preferred convertible into the Preferred Shares, and the Warrants exercisable for the Warrant Shares.

Based upon and subject to the foregoing, it is our opinion that:

1.  The issuance of the Preferred Shares upon conversion of the applicable Series B Preferred in accordance with the Certificate of Designations has been duly authorized and if and when the Preferred Shares have been issued and delivered upon conversion of the applicable Series B Preferred in accordance with the Certificate of Designations, the Preferred Shares will be validly issued, fully paid and nonassessable.

2.  The issuance of the Warrant Shares upon exercise of the applicable Warrants in accordance with the terms of the applicable Warrant (including payment in full for the Warrant Shares in accordance therewith if pursuant to a cash exercise) has been duly authorized and if and when the Warrant Shares have been issued and delivered upon exercise of the applicable Warrants in accordance with the terms of the applicable Warrant (including payment in full for the Warrant Shares in accordance therewith if pursuant to a cash exercise), the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other law.

November 28, 2007

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP